UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

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In re:	)	Chapter 11
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PUBLICARD, INC.,	)	Bankr. Case No.: 07-11517 (RDD)
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Debtor.	)
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ORDER
MODIFYING THE DEBTOR’S
FIRST AMENDED PLAN OF REORGANIZATION
SOLELY TO INCREASE NUMBER OF SHARES ISSUED THEREUNDER

Upon consideration of the motion of debtor PubliCARD, Inc. (the “Debtor”) for an order, pursuant to Bankruptcy Code section 1127, modifying its first amended plan of reorganization, dated November 19, 2007 (the “Plan”), solely to increase the number shares issued thereunder, without resoliciting votes thereon; and a hearing having been held on the Plan on January 9, 2008 (the “Confirmation Hearing”); and the Court having entered an order, dated January 9, 2008, confirming the Plan; and this Court having considered the Motion; and based upon all other pleadings and papers heretofore filed herein, all proceedings heretofore had herein, and the record of the Confirmation Hearing; an due and proper notice of the Motion having been given; and after due deliberation and good and sufficient cause appearing therefor; it is hereby

ORDERED that the Motion is granted; and it is further

ORDERED that, pursuant to Bankruptcy Code section 1127, the Plan shall be modified as follows, without the need to resolicit votes thereon: (a) in Plan Sections 5.3 and 5.4, “18,334 shares” shall be replaced with “256,676 shares”; (b) in Plan Sections 5.5 and 6.4, “330,000 shares” shall be replaced with “4,620,000 shares”; and (c) in Plan Section 6.4, “36,667 shares” shall be replaced with “513,352 shares”; and it is further

ORDERED that all votes cast in favor of the Plan shall be deemed to be votes cast in favor of the Plan as modified by this Order; and it is further

ORDERED that, pursuant to Local Bankruptcy Rule 9013-1(b), the requirement that the Debtor file a separate memorandum of law in support of the Motion is waived; and it is further

ORDERED that this Court shall retain jurisdiction over all matters arising from or related to the interpretation and implementation of this Order.

Dated: New York, New York
January 30, 2008

	By:	/s/ Robert D. Drain
The Honorable Robert D. Drain United States Bankruptcy Judge